SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 25, 2005

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

MICHIGAN	33-37977	38-2726166

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 PROGRESS PLACE, MIDLAND, MICHIGAN	48640

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:      (989) 839-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURES

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 25, 2005, the Michigan Public Service Commission (“MPSC”) entered an order approving, with modifications, the resource conservation plan contemplated in the Resource Conservation Agreement (“RCA”) and Reduced Dispatch Agreement (“RDA”), between Midland Cogeneration Venture Limited Partnership (“MCV”) and Consumers Energy Company (“Consumers”), an affiliate company of CMS Midland Inc., which is a general partner of MCV. The RCA and RDA provide, among other things, for the economic dispatch of MCV based on the price of natural gas and such dispatch is expected to reduce electric production at MCV from the current Forced Dispatch (i.e., minimum dispatch of 1100 MW on- and off-peak), as well as decreased gas consumption by MCV. The RCA and RDA are expected to result in significant cost savings to MCV, which are to be shared with Consumers, while MCV will continue to be entitled to receive payments from Consumers for capacity and energy under MCV’s Power Purchase Agreement with Consumers. MCV and Consumers have notified the MPSC that they accept the terms of the MPSC order and have made the RCA and RDA effective January 27, 2005.

Statement of Financial Accounting Standard No. 133 “Accounting for Certain Derivative Instruments and Certain Hedging Activities” (“SFAS No. 133”), establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. MCV management believes that MCV’s current long term natural gas contracts that do not contain volume optionality qualify under SFAS No. 133 for the normal purchases and sales exception. These long term gas contracts are not being marked-to-market with gains or losses recorded in earnings. Implementation of the RCA and RDA is expected to significantly reduce the level of the Facility’s operational dispatch and, therefore, MCV is re-evaluating its accounting treatment for these long term gas contracts. This re-evaluation may result in recording additional mark-to-market activity on some contracts, which could add to earnings volatility.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
Dated: January 28, 2005	By:	James M. Rajewski
James M. Rajewski
Chief Financial Officer, Vice President and Controller

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